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CENDANT CORPORATION

EXHIBIT 15.1--LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

January 28, 1998

Shareholders and Board of Directors
Cendant Corporation (formerly "CUC International Inc.")

We are aware of the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of Cendant Corporation (formerly "CUC International Inc.") for the registration of 2,401,899 shares of its common stock of our report dated June 13, 1997 relating to the unaudited condensed consolidated interim financial statements of CUC International Inc. that was included in its Quarterly Report on Form 10-Q for the quarter ended April 30, 1997.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.




                                             /s/  ERNST & YOUNG LLP

Stamford, Connecticut